Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELIEM THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Eliem Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST: The Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and declaring said amendment to be advisable and in the best interests of the Corporation.

SECOND: The Certificate of Incorporation is hereby amended by deleting in its entirety Article I thereof and inserting in lieu thereof the following replacement Article I:

“I.

The name of this corporation is Climb Bio, Inc. (the “Corporation”).”

THIRD: This Certificate of Amendment shall be effective at 4:00 p.m., Eastern Time, on October 2, 2024.

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 2nd day of October, 2024.

ELIEM THERAPEUTICS, INC.

By:	/s/ Aoife Brennan
Name: Aoife Brennan Title: President and Chief Executive Officer

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